Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Latham Group, Inc. (f/k/a Latham Topco, Inc.) of our report dated December 15, 2020, except for the segment information described in Note 20, as to which the date is March 10, 2021, relating to the consolidated financial statements of Latham Group, Inc. as of and for the year ended December 31, 2019, appearing in the Registration Statement.

We also consent to the reference to our firm under the heading "Experts" and “Change in Auditors” in such Registration Statement.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 30, 2021